UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2013

First Citizens BancShares, Inc. (Exact name of registrant as specified in its charter)
Delaware 001‑16715 56‑1528994 (State or other jurisdiction (Commission (IRS Employer of incorporation) File Number) Identification No.)
4300 Six Forks Road Raleigh, North Carolina 27609 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (919) 716-7000

                                       __________________________________________________
                                       (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangement of Certain Officers

(b)    As previously reported, during 2012 Registrant's principal financial officer, Kenneth A. Black, notified Registrant of his intention to retire from his positions with Registrant and its bank subsidiary, First-Citizens Bank & Trust Company (the "Bank"), on March 31, 2013. On that date, he retired from his positions as Registrant's Vice President, Treasurer and Chief Financial Officer, and as the Bank's Executive Vice President, Treasurer and Chief Financial Officer. He had been employed by the Bank since 1987.

(c)    On April 1, 2013, Registrant issued a press release announcing that, effective April 1, 2013, Glenn D. McCoy (age 59) had been appointed as Registrant's principal financial officer. He will serve as Vice President and Chief Financial Officer of Registrant and as the Bank's Executive Vice President and Chief Financial Officer. In his role as principal financial officer, he replaces Kenneth A. Black who, as reported above, retired effective March 31, 2013.

Mr. McCoy previously served as Chief Financial Officer of RBC Bank (USA), Raleigh, North Carolina, from 2009 until March 2, 2012, when it was acquired by PNC Financial Services Group. Mr. McCoy served in a transitional role for PNC Bank until March 31, 2012. He served in various positions with Wachovia Bank, N.A., Winston-Salem, North Carolina, and its successors, from 1981 until 2009, including service as Chief Financial Officer of that bank's Mortgage and Retail Credit Division from 2007 to 2009. During 2012, he served as Chief Financial Officer of Carolina Condrey Group (agent for Northwestern Mutual Life Insurance Company), Raleigh, North Carolina, until he was first employed by the Bank during December 2012. Mr. McCoy's salary as Chief Financial Officer will be $500,000 per year, subject to periodic review by the Board of Directors. He is not party to an employment agreement or other compensatory arrangements with BancShares or the Bank, other than his eligibility for participation in the Bank's Section 401(k) savings plan and other employee benefits provided by the Bank to all its employees.

A copy of BancShares' press release announcing Mr. McCoy's appointment and Mr. Black's retirement is attached as Exhibit 99.1 to this Report.

(e)    In connection with Kenneth A. Black's retirement reported above, on March 27, 2013, Registrant and the Bank entered into a Post-Retirement Agreement and Release (the "Retirement Agreement") with Mr. Black that provides for:

(1)	Mr. Black to be paid his normal salary through March 31, 2013, plus $13,560 reflecting his 2013 unused paid time off;

(2)
various covenants and releases under which Mr. Black agreed to (i) not engage in activities in competition with, solicit the customers or employees of, or disclose confidential or proprietary information of, Registrant or the Bank, in return for the Bank's payment to him of $120,000 following execution of the Retirement Agreement, and, subject to his continued compliance with all terms of the agreement, payments to him of $250,000 per year for three years, commencing March 31, 2014, or, if earlier, until his death; and (ii)  a release of claims and a non-disparagement agreement in return for the Bank's lump-sum payments to him aggregating $130,000 following execution of the Retirement Agreement; and

(3)
Mr. Black to retain all his vested benefits under the Bank's benefit and retirement plans, including its defined benefit pension plan, and for the Bank to pay him $16,000 to cover or offset the cost of retiree health insurance or COBRA continuation coverage for a period of nine months.

In connection with his retirement, the Bank agreed that payments to Mr. Black under his existing Executive Consultation, Separation from Service and Death Benefit Agreement with the Bank (a copy of which was filed as an exhibit to Registrant's Current Report on Form 8-K dated February 18, 2011) in the amount of $11,750 per month for ten years will commence during October 2013 (subject to the terms of that agreement).

Item 9.01. Financial Statements and Exhibits

(c)    Exhibits. The following exhibit is being furnished with this report

Exhibit No.	Description

99.1	Copy of Registrant's press release dated April 1, 2013

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

First Citizens BancShares, Inc.

April 1, 2013                    By: /s/ Frank B. Holding, Jr.
Frank B. Holding, Jr.
Chairman and Chief Executive Officer